Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER 2015 RESULTS

~ 3rd Consecutive Quarter of Positive Comparable Store Sales Growth ~

~ Comparable Store Sales Increased 4.9%; Highest Q3 Comp Since 2004 ~

~ Introduces Q4 Guidance with Comparable Store Sales Increase and Improved Operating Results ~

New York, New York — December 2, 2015 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 508 retail stores, today announced results for the third quarter ended October 31, 2015.

Gregory Scott, New York & Company’s CEO, stated:  “We are pleased to continue our positive momentum from the first half of the year and deliver another solid quarter where we achieved growth across key financial metrics, including increased sales, positive comparable store sales, and expansion in gross margin. Combined, this drove a $4.1 million improvement in adjusted operating loss versus last year’s third quarter.  Once again, our performance highlights the increased connection we are creating with our target consumers as we deliver excitement in fashion, with celebrity brands and great value.  This, in addition to increased sales productivity as we optimize our real estate with new openings and outlet conversions and expand our omni-channel capabilities with full ship from store capabilities, drove a 4.9% increase in comparable store sales in the quarter.”

Third Quarter Fiscal Year 2015 Results: (13-weeks ended October 31, 2015 compared to the 13-weeks ended November 1, 2014)

•                  Net sales were $219.8 million, as compared to $210.3 million in the prior year.

•                  Comparable store sales increased 4.9% and total net sales increased by 4.5%.

•                  Gross profit as a percentage of net sales increased 180 basis points versus the fiscal year 2014 third quarter principally due to reduced product costs, decreased buying expenses and improved leverage of fixed occupancy costs, partially offset by increased shipping costs associated with significant growth in the Company’s eCommerce business.

•                  Selling, general and administrative expenses were $68.6 million, as compared to $66.8 million in the prior year period.  Included in fiscal year 2015 third quarter are $2.3 million of non-operating charges resulting primarily from the settlement of a wage and hour class action lawsuit in the state of California.

•                  Excluding non-operating charges of $2.3 million and $2.8 million for the three months ended October 31, 2015 and November 1, 2014, respectively, selling, general and administrative expenses were $66.3 million, as compared to $64.0 million in the prior year.  The increase in selling, general, and administrative expenses is primarily attributable to increases in variable-based compensation accruals, increases in rent and depreciation and increased expenses associated with the growth in eCommerce and Outlets, partially offset by reductions in marketing and payroll.

•                  GAAP operating loss was $4.9 million, as compared to the prior year’s third quarter GAAP operating loss of $9.5 million.  On a non-GAAP basis, excluding $2.3 million of non-operating charges, adjusted operating loss was $2.6 million, an improvement of $4.1 million from the prior year’s non-GAAP operating loss of $6.7 million, which excluded $2.8 million of non-operating charges.

•                  GAAP net loss for the third quarter of fiscal year 2015 was $5.3 million, or $0.08 per diluted share.  This compares to the prior year’s GAAP net loss of $9.7 million, or $0.15 per diluted share.  On a non-GAAP basis, the Company’s third quarter 2015 adjusted net loss was $3.0 million, or $0.05 per diluted share.  This compares to the prior year’s third quarter non-GAAP adjusted net loss of $6.9 million, or $0.11 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibits 5 and 6 of this press release, which delineates the non-operating charges for the three and nine months ended October 31, 2015 and November 1, 2014, respectively. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory increased 3.4%, as compared to the end of last year’s third quarter, which was in line with the Company’s expectations.

•                  Capital spending for the third quarter of fiscal year 2015 was $6.8 million, as compared to $10.3 million in last year’s third quarter, primarily reflecting less spend on the opening of new Outlet stores and the remodeling of existing locations. This was in line with the Company’s previously issued guidance.

•                  The Company opened 5 new stores, (2 New York & Company stores and 3 Outlet stores), converted 3 New York & Company stores to Outlet stores, remodeled 2 New York & Company stores, and closed 1 store during the third quarter, ending the fiscal quarter with 508 stores, including 82 Outlet stores, and 2.6 million selling square feet in operation.

•                  The Company ended the quarter with $45.0 million of cash-on-hand and no outstanding borrowings under its revolving credit facility, as compared to $55.5 million of cash-on-hand at the end of last year’s third quarter.

For the nine months ended October 31, 2015:

Net sales were $678.8 million, as compared to $656.0 million for the nine months ended November 1, 2014.  Comparable store sales increased 3.5%, as compared to a decrease of 1.1% in the prior year period.  GAAP operating loss was $8.7 million. On a non-GAAP basis, adjusted operating loss was $1.6 million.  This compares to a GAAP operating loss of $9.2 million and a non-GAAP, adjusted operating loss of $6.4 million for the nine months ended November 1, 2014.  Net loss was $10.2 million, or a loss of $0.16 per diluted share.  On a non-GAAP basis, adjusted net loss was $3.0 million, or a loss of $0.05 per diluted share. This compares to the prior year period’s net loss of $10.2 million, or a loss of $0.16 per diluted share. On a non-GAAP basis, prior year period’s adjusted net loss was $7.4 million, or a loss of $0.12 per diluted share.

Outlook:

Regarding expectations for the fourth quarter of fiscal year 2015, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to increase by a low single-digit percentage.

•                  Gross margin is expected to increase in the range of 50-150 basis points from the prior year’s fourth quarter rate reflecting improved product costs, decreases in markdowns, reductions in buying costs and improved leverage of occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses are expected to decrease by approximately $3 million to $5 million, as compared to the prior year period; however, non-GAAP adjusted SG&A excluding charges of $6.4 million from the prior year are expected to increase by approximately $1.5 million to $3.5 million.  This increase is primarily due to an insurance credit which reduced expenses in the prior year, as well as increases in the following areas of the Company’s business: (i) increases in variable-based compensation accruals as compared to last year; (ii) increases in variable costs associated with the growing eCommerce business; and (iii) increased rent and depreciation expense related to the Company’s new corporate headquarters and information technology investments.  This change is partially offset by anticipated savings in marketing, in addition to savings in payroll as a result of the Company’s organizational realignment completed in July of 2015.

•                  Operating results on a GAAP basis for the fourth quarter of fiscal year 2015 are expected to improve significantly, reflecting operating income between $1 million and $3 million.

•                  Business Process Improvement Plan Update

As previously announced, the Company continues to expect its productivity initiative, Project Excellence, to produce annualized savings of approximately $30 million, approximately half of which will benefit fiscal year 2015 results largely in the form of payroll reductions, mitigating increases in certain fixed costs and investments and growth in variable expenses in the Company’s expanding eCommerce and Outlet businesses.  The remaining savings, which are largely comprised of reductions in product costs and to a lesser extent payroll reductions, are expected to benefit fiscal year 2016, improving profitability and increasing gross profit margin by approximately 150 basis points, as compared to fiscal year 2015.

Additional Outlook:

•                  Total inventory is expected to increase in the low to mid single-digit percentage range, reflecting higher levels of in-store inventory as we position inventory for the Spring selling period.

•                  Capital expenditures for the fourth quarter of fiscal year 2015 are projected to be between $6 million and $7 million, as compared to $5.8 million of capital expenditures in the fourth quarter of last year.  Capital expenditures are projected to include the following:

•                  Real Estate capital expenditures of $1 million to $2 million; and

•                  Investments of approximately $5 million in information technology and eCommerce.

•                  Depreciation expense for the fourth quarter of fiscal year 2015 is estimated to be approximately $6 million.

•                  The Company plans to end the full fiscal year 2015 having opened 12 new stores, (4 New York & Company stores and 8 Outlet stores), converted 12 New York & Company stores to Outlet stores, remodeled 8 existing stores and closed approximately 24 stores, ending the fiscal year with roughly 492 stores, including 82 Outlet stores, and approximately 2.5 million selling square feet.

Conference Call Information

A conference call to discuss third quarter of fiscal year 2015 results is scheduled for today, Wednesday, December 2, 2015 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 437-9445 and reference conference ID number 947238 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on December 2, 2015, until 11:59 p.m. Eastern Time on December 9, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 947238.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 508 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements, including statements made under “Outlook” and “Additional Outlook,” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 31, 2015	% of net sales	Three months ended November 1, 2014	% of net sales
Net sales	$219,750	100.0%	$210,314	100.0%

Cost of goods sold, buying and occupancy costs	156,055	71.0%	153,037	72.8%

Gross profit	63,695	29.0%	57,277	27.2%

Selling, general and administrative expenses	68,612	31.2%	66,751	31.7%

Operating loss	(4,917)	(2.2)%	(9,474)	(4.5)%

Interest expense, net of interest income	325	0.1%	112	—%

Loss before income taxes	(5,242)	(2.3)%	(9,586)	(4.5)%

Provision for income taxes	94	0.1%	150	0.1%

Net loss	$(5,336)	(2.4)%	$(9,736)	(4.6)%

Basic loss per share	$(0.08)		$(0.15)

Diluted loss per share	$(0.08)		$(0.15)

Weighted average shares outstanding:
Basic shares of common stock	63,224		62,911
Diluted shares of common stock	63,224		62,911

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	4.9%	(3.4)%
Net sales per average selling square foot (a)	$85	$80
Net sales per average store (b)	$434	$412
Average selling square footage per store (c)	5,117	5,155
Ending store count	508	512

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 31, 2015	% of net sales	Nine months ended November 1, 2014	% of net sales
Net sales	$678,836	100.0%	$655,973	100.0%

Cost of goods sold, buying and occupancy costs	483,761	71.3%	474,574	72.3%

Gross profit	195,075	28.7%	181,399	27.7%

Selling, general and administrative expenses	203,802	30.0%	190,632	29.1%

Operating loss	(8,727)	(1.3)%	(9,233)	(1.4)%

Interest expense, net of interest income	923	0.1%	281	—%

Loss before income taxes	(9,650)	(1.4)%	(9,514)	(1.4)%

Provision for income taxes	503	0.1%	651	0.1%

Net loss	$(10,153)	(1.5)%	$(10,165)	(1.5)%

Basic loss per share	$(0.16)		$(0.16)

Diluted loss per share	$(0.16)		$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	63,127		62,789
Diluted shares of common stock	63,127		62,789

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	3.5%	(1.1)%
Net sales per average selling square foot (a)	$261	$249
Net sales per average store (b)	$1,342	$1,286
Average selling square footage per store (c)	5,117	5,155

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 31, 2015	January 31, 2015	November 1, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,980	$69,293	$55,545
Restricted cash	1,509	1,509	2,135
Accounts receivable	12,630	7,406	10,018
Income taxes receivable	73	99	99
Inventories, net	129,006	93,791	124,785
Prepaid expenses	19,669	20,581	20,915
Other current assets	1,335	1,121	1,516
Total current assets	209,202	193,800	215,013

Property and equipment, net	87,412	84,374	82,833
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,316	6,660	6,675
Other assets	2,128	2,167	1,510
Total assets	$319,937	$301,880	$320,910
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$1,000	$1,000	$1,000
Accounts payable	107,139	86,481	109,566
Accrued expenses	54,871	52,418	41,783
Income taxes payable	599	710	710
Deferred income taxes	6,316	6,660	6,675
Total current liabilities	169,925	147,269	159,734

Long-term debt, net of current portion	13,000	13,750	14,000
Deferred rent	37,791	35,169	35,953
Other liabilities	6,996	6,333	4,808
Total liabilities	227,712	202,521	214,495

Total stockholders’ equity	92,225	99,359	106,415
Total liabilities and stockholders’ equity	$319,937	$301,880	$320,910

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Nine months ended October 31, 2015	Nine months ended November 1, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(10,153)	$(10,165)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,590	20,835
Loss from impairment charges	287	911
Amortization of deferred financing costs	154	92
Share-based compensation expense	2,948	3,210
Changes in operating assets and liabilities:
Restricted cash	—	(2,135)
Accounts receivable	(5,224)	(2,992)
Income taxes receivable	26	—
Inventories, net	(35,215)	(41,306)
Prepaid expenses	912	226
Accounts payable	20,658	33,692
Accrued expenses	2,256	(5,097)
Income taxes payable	(111)	(365)
Deferred rent	2,622	(3,972)
Other assets and liabilities	198	(1,207)
Net cash used in operating activities	(2,052)	(8,273)

Investing activities
Capital expenditures	(20,835)	(21,026)
Insurance recoveries	146	254
Net cash used in investing activities	(20,689)	(20,772)

Financing activities
Proceeds from issuance of long-term debt	—	15,000
Repayment of long-term debt	(750)	—
Payment of financing costs	(161)	(188)
Proceeds from exercise of stock options	16	299
Shares withheld for payment of employee payroll taxes	(267)	(244)
Principal payments on capital lease obligations	(410)	—
Net cash (used in) provided by financing activities	(1,572)	14,867

Net decrease in cash and cash equivalents	(24,313)	(14,178)
Cash and cash equivalents at beginning of period	69,293	69,723
Cash and cash equivalents at end of period	$44,980	$55,545
Non-cash capital lease transactions	$1,080	$—

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three and nine months ended October 31, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges consisting primarily of consulting fees associated with Project Excellence, certain severance expenses, and charges related to a settlement of a wage and hour class action lawsuit in the state of California. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended October 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$68,612	$(4,917)	$(5,336)	$(0.08)
Adjustments affecting comparability
Consulting expense	77	77	77
Net reduction of severance expense	(7)	(7)	(7)
BHQ moving expenses	12	12	12
Legal expense	2,211	2,211	2,211
Total adjustments (1)	2,293	2,293	2,293	0.03
Non-GAAP as adjusted .	$66,319	$(2,624)	$(3,043)	$(0.05)

	Nine months ended October 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$203,802	$(8,727)	$(10,153)	$(0.16)
Adjustments affecting comparability
Consulting expense	3,105	3,105	3,105
Severance expense	1,577	1,577	1,577
Net reduction of BHQ moving expenses	(104)	(104)	(104)
Legal expense	2,597	2,597	2,597
Total adjustments (1)	7,175	7,175	7,175	0.11
Non-GAAP as adjusted .	$196,627	$(1,552)	$(2,978)	$(0.05)

(1)         The tax effect of $2.3 million and $7.2 million of expenses during the three and nine months ended October 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three months and nine months ended November 1, 2014 is indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding certain non-operating charges consisting of consulting fees associated with Project Excellence, certain severance expenses, duplicative rent expense related to the relocation of the Company’s corporate headquarters, and executive recruiting expenses. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP. There were no non-operating charges recorded during the first or second quarters of fiscal year 2014.

	Three months ended November 1, 2014
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$66,751	$(9,474)	$(9,736)	$(0.15)
Adjustments affecting comparability
Consulting expense	1,000	1,000	1,000
Executive severance expense	732	732	732
Duplicative rent expense — new BHQ office space	962	962	962
Executive recruiting expense	102	102	102
Total adjustments (1)	2,796	2,796	2,796	0.04
Non-GAAP as adjusted	$63,955	$(6,678)	$(6,940)	$(0.11)

	Nine months ended November 1, 2014
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$190,632	$(9,233)	$(10,165)	$(0.16)
Adjustments affecting comparability
Consulting expense	1,000	1,000	1,000
Executive severance expense	732	732	732
Duplicative rent expense — new BHQ office space	962	962	962
Executive recruiting expense	102	102	102
Total adjustments (1)	2,796	2,796	2,796	0.04
Non-GAAP as adjusted	$187,836	$(6,437)	$(7,369)	$(0.12)

(1)  The tax effect of $2.8 million of expenses is offset by a full valuation allowance against deferred tax assets.